SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 15, 2007

FMC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-2376	94-0479804
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1735 Market Street, Philadelphia, PA 19103

(Address of principal executive offices) (Zip Code)

(215) 299-6000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 2.05	Costs Associated with Exit or Disposal Activities

On June 15, 2007, FMC Corporation (“FMC” or “the Company”) made the decision to phase out operations of its Baltimore, Maryland agricultural chemicals facility by March 2008. The Company’s decision is consistent with its strategy to maintain globally cost-competitive manufacturing positions by sourcing raw materials, intermediates and finished products in lower-cost manufacturing locations.

The Company expects that the phase out of the Baltimore facility will result in estimated pre-tax charges to income from continuing operations of approximately $125 to 135 million over the next five quarters, beginning in the second quarter of 2007. Estimates of the total cost the Company expects to incur for each major type of cost associated with the phase out are: (i) impairment charges for idled fixed assets of approximately $70 to 72 million to be recorded in the second quarter of 2007, (ii) accelerated depreciation of fixed assets to be abandoned of approximately $36 to 38 million, (iii) severance and employee benefits of approximately $6 to 7 million, and (iv) approximately $13 to 18 million of other costs including clean-out and demolition costs. Net cash outlays related to the phase out are expected to be approximately $14 to 18 million.

In 2007, the favorable impact on the Company’s income from continuing operations before income taxes, excluding the charges noted above, is expected to be approximately $5 to 6 million. The annualized benefit to income from continuing operations before income taxes is estimated to be approximately $25 to 30 million, which is expected to be fully realized in 2009.

A copy of the press release announcing these events is filed as Exhibit 99.1 to this Form 8-K. This Current Report on Form 8-K contains forward-looking statements. The safe harbor statement contained in the press release attached hereto as Exhibit 99.1 is incorporated by reference herein.

ITEM 2.06	Material Impairments

The information required to be disclosed under this item is included in Item 2.05 above and incorporated by reference.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated June 21, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FMC CORPORATION

By:	/s/ W. Kim Foster
W. Kim Foster
Senior Vice President and Chief Financial Officer

Date: June 21, 2007

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated June 21, 2007